Exhibit 99.1

ROHM AND HAAS COMPANY ANNOUNCES
PRELIMINARY FIRST QUARTER 2006 RESULTS

PHILADELPHIA, April 11, 2006 — Rohm and Haas Company (NYSE: ROH) today announced that it expects to report strong first quarter earnings performance in the range of $0.90 to $0.93 per share compared to $0.70 last year. Key drivers for this performance include:

•	Exceptionally strong Electronic Materials sales and earnings, particularly in the advanced technology products supporting the semi-conductor market.

•	Improved earnings in some of its largest chemical businesses, driven by higher demand, favorable product mix, and tight expense control as well as higher selling prices compared to a year ago.

•	Lower salt sales and earnings due to the warm winter weather driving slower sales for ice-control salt.

Rohm and Haas Company will release First Quarter 2006 earnings before the New York Stock Exchange opens on Monday, April 24, 2006 and host a teleconference to review these results at 11:00 AM EDT.

###

This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 2, 2006.

About Rohm and Haas Company
Rohm and Haas Company is a Philadelphia, PA-based specialty materials company with 2005 sales of approximately $8 billion. The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging and Paper, Transportation, Household and Personal Care, Water, Food and Retail and Pharma and Medical. Visit www.rohmhaas.com for more information.
imagine the possibilities™

CONTACTS:	Investor Relations Gary O’Brien Director, Investor Relations Rohm and Haas Company +1-215-592-3409 GOBrien@rohmhaas.com	Media Relations Richard Williams Financial Communications Manager Rohm and Haas Company +1-215-592-2409 richardwilliams@rohmhaas.com